COLFAX REPORTS SECOND QUARTER 2015 RESULTS

•	Second quarter net income per dilutive share of $0.42, adjusted net income per share of $0.50

•	Second quarter net sales decreased 14.5% (a decrease of 4.5% organically) to $1,025.4 million

•	Gas- and fluid-handling finished the period with backlog of $1.364 billion
ANNAPOLIS JUNCTION, MD - July 23, 2015 - Colfax Corporation (NYSE: CFX), a leading global manufacturer of gas- and fluid-handling and fabrication technology products and services, today announced its financial results for the second quarter ended June 26, 2015.
For the second quarter of 2015, net income was $53.1 million, or $0.42 per dilutive share. Adjusted net income (as defined below) was $63.0 million, or $0.50 per share, compared to $59.6 million for the second quarter of 2014, or $0.48 per share.
Net sales were $1,025.4 million in the second quarter, a decrease of 14.5% from the prior year. Net sales decreased 4.5% organically compared to the second quarter of 2014. Second quarter operating income was $96.6 million, with adjusted operating income (as defined below) of $105.4 million. Adjusted operating income margin (as defined below) was 10.3% in the second quarter, an increase of 120 basis points from the prior year.
Second quarter gas- and fluid-handling orders decreased by 15.4% to $502.3 million compared to orders of $593.8 million for the second quarter of 2014, an organic order decrease of 4.7%. Gas- and fluid-handling finished the period with backlog of $1,364.4 million.

For the six months ended June 26, 2015 net income was $105.2 million, or $0.84 per dilutive share. Adjusted net income (as defined below) was $107.6 million, or $0.86 per share. Net sales for the six months ended June 26, 2015 were $1.936 billion, a decrease of 14.1% compared to net sales for the six months ended June 27, 2014. Operating income for the six months ended June 26, 2015 was $174.0 million, with adjusted operating income (as defined below) of $186.6 million. Adjusted operating income margin (as defined below) for the six months ended June 27, 2014 was 9.6%, an increase of 60 basis points as compared to the six months ended June 27, 2014.
Adjusted net income, adjusted net income per share, adjusted operating income, adjusted operating income margin, organic sales decrease and organic order decrease are not financial measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). See below for a description of the measures' usefulness and a reconciliation of these measures to their most directly comparable GAAP financial measures.
Steve Simms, President and Chief Executive Officer, stated, “Operating performance in our Gas and Fluid Handling segment met our expectations with significant improvement in operating margins despite flattish sales. In Fabrication Technology, continued impact from lower oil and gas and mining spending resulted in lower than expected sales with the consequent decrease in operating margins.  We are aggressively reducing our cost base in response to the weak end markets in Fabrication Technology and have also lowered our expectations for the balance of 2015 in light of the persistently tepid demand.”

Non-GAAP Financial Measures and Other Adjustments
Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, adjusted operating income margin, organic sales decrease and organic order decrease. Adjusted net income, adjusted net income per share, adjusted operating income and adjusted operating income margin exclude restructuring and other related charges. Adjusted net income and adjusted net income per share exclude the write-off of certain deferred financing fees and original issue discount associated with the refinancing of Colfax's credit agreement for the three and six months ended June 26, 2015, and the preferred stock conversion inducement payment for the six months ended June 27, 2014. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 28.3% and 28.8% for the three and six months ended June 26, 2015, respectively. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 30.7% and 29.0% for the three and six months ended June 27, 2014, respectively. Organic sales decrease and organic order decrease exclude the impact of acquisitions and foreign exchange rate fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of restructuring and other related charges, write-off of certain deferred financing fees and original issue discount, and the preferred stock conversion inducement payment.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.
Conference Call and Webcast
Colfax will host a conference call to provide details about its results on Thursday, July 23, 2015 at 8:00 a.m. EDT. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 83052694, or through webcast via Colfax's website at www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.
About Colfax Corporation
Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.
CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2014 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.
The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.
Contact:
Terry Ross, Vice President of Investor Relations
Colfax Corporation
301-323-9054
Terry.Ross@colfaxcorp.com

Colfax Corporation
Condensed Consolidated Statements of Income
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014

Net sales	$1,025,375	$1,199,336	$1,936,445	$2,253,667
Cost of sales	697,338	811,165	1,313,970	1,539,864
Gross profit	328,037	388,171	622,475	713,803
Selling, general and administrative expense	222,629	279,029	435,861	510,611
Restructuring and other related charges	8,834	13,474	12,587	19,786
Operating income	96,574	95,668	174,027	183,406
Interest expense (1)	14,249	13,624	26,293	25,946
Income before income taxes	82,325	82,044	147,734	157,460
Provision for (benefit from) income taxes	23,496	(116,300)	32,630	(95,721)
Net income	58,829	198,344	115,104	253,181
Less: income attributable to noncontrolling interest, net of taxes	5,702	6,559	9,921	14,606
Net income attributable to Colfax Corporation	53,127	191,785	105,183	238,575
Dividends on preferred stock	—	—	—	2,348
Preferred stock conversion inducement payment	—	—	—	19,565
Net income available to Colfax Corporation common shareholders	$53,127	$191,785	$105,183	$216,662
Net income per share - basic	$0.43	$1.55	$0.85	$1.83
Net income per share - diluted	$0.42	$1.53	$0.84	$1.81
__________
(1) Includes noncash charges associated with the write-off of original issue discount and deferred costs in connection with the refinancing of our primary credit facility of $4.7 million during the three and six months ended June 26, 2015.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
In thousands, except per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Adjusted Operating Income
Operating income	$96,574	$95,668	$174,027	$183,406
Restructuring and other related charges	8,834	13,474	12,587	19,786
Adjusted operating income	$105,408	$109,142	$186,614	$203,192
Adjusted operating income margin	10.3%	9.1%	9.6%	9.0%

	Three Months Ended		Six Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Adjusted Net Income
Net income attributable to Colfax Corporation	$53,127	$191,785	$105,183	$238,575
Restructuring and other related charges	8,834	13,474	12,587	19,786
Debt extinguishment charges - Refinancing of credit agreement	4,731	—	4,731	—
Tax adjustment(1)	(3,643)	(145,634)	(14,905)	(147,122)
Adjusted net income	$63,049	$59,625	$107,596	$111,239
Adjusted net income margin	6.1%	5.0%	5.6%	4.9%

Adjusted Net Income Per Share
Net income available to Colfax Corporation common shareholders	$53,127	$191,785	$105,183	$216,662
Restructuring and other related charges	8,834	13,474	12,587	19,786
Debt extinguishment charges - Refinancing of credit agreement	4,731	—	4,731	—
Preferred stock conversion inducement payment(2)	—	—	—	19,565
Tax adjustment(1)	(3,643)	(145,634)	(14,905)	(147,122)
Adjusted net income available to Colfax Corporation common shareholders	63,049	59,625	107,596	108,891
Dividends on preferred stock(2)	—	—	—	2,348
	$63,049	$59,625	$107,596	$111,239
Weighted-average shares outstanding - diluted	125,261,738	125,485,480	125,181,467	122,721,700
Adjusted net income per share	$0.50	$0.48	$0.86	$0.91

Net income per share — diluted (in accordance with GAAP)	$0.42	$1.53	$0.84	$1.81
__________
(1) The effective tax rates used to calculate adjusted net income and adjusted net income per share are 28.3% and 28.8% for the three and six months ended June 26, 2015, respectively, and 30.7% and 29.0% for the three and six months ended June 27, 2014, respectively.

(2) Adjusted net income per share for the period prior to February 12, 2014 was calculated under the if-converted method in accordance with GAAP. On February 12, 2014, the Series A Perpetual Convertible Preferred Stock were converted to Common stock and the Company paid a $19.6 million conversion inducement to the holders of the Series A Perpetual Convertible Preferred Stock.

Colfax Corporation
Change in Sales, Orders and Backlog
Dollars in millions
(Unaudited)

	Net Sales		Orders
	$	%	$	%

For the three months ended June 27, 2014	$1,199.3		$593.8
Components of Change:
Existing Businesses	(53.9)	(4.5)%	(28.1)	(4.7)%
Acquisitions (1)	19.4	1.6%	—	—%
Foreign Currency Translation	(139.4)	(11.6)%	(63.4)	(10.7)%
Total	(173.9)	(14.5)%	(91.5)	(15.4)%
For the three months ended June 26, 2015	$1,025.4		$502.3

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%

As of and for the six months ended June 27, 2014	$2,253.7		$1,177.2		$1,584.8
Components of Change:
Existing Businesses	(183.2)	(8.1)%	(112.8)	(9.6)%	(55.0)	(3.5)%
Acquisitions (1)	123.3	5.5%	—	—%	—	—%
Foreign Currency Translation	(257.4)	(11.5)%	(115.1)	(9.8)%	(165.4)	(10.4)%
Total	(317.3)	(14.1)%	(227.9)	(19.4)%	(220.4)	(13.9)%
As of and for the six months ended June 26, 2015	$1,936.4		$949.3		$1,364.4

(1) Represents the incremental sales as a result of our acquisition of Victor Technologies Holdings, Inc.